Exhibit 99.1

SIAF Announces Partnerships to Advance Aquaculture Scientific Techniques

MOU with CibusDx to Co-Develop Rapid Disease Detection Device

Second Public, Private, Academic Collaboration

October 30, 2017

GUANGZHOU, China— Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), a specialized investment company focused on protein food including seafood and cattle, is pleased to announce entry into two partnerships that advance its technical leadership in aquaculture.

Memorandum of Understanding (MOU) with CibusDx

In September of 2017, Sino Agro Food, Inc. (SIAF) signed a memorandum of understanding for cooperation and mutual benefit with CibusDx, a Utah, USA-based company that has developed a portable device capable of rapid testing for, among other things, diseases in shrimp and other species of interest to SIAF. The CibusDx testing system is also designed to communicate, report, and record the results of tests done in the field to secure data repositories. The state of the art CibusDx system provides important advances in disease detection methodologies, and will greatly benefit the aquaculture industry.

The agreement places SIAF on the cutting edge of new technology development that can be leveraged by the company for its own purposes and for potential licensing and training contracts.

SIAF’s Chief Scientific Officer. Dr. Ostrowski commented, “Given that SIAF has multiple species of animals entering its sites daily, it is imperative we have a method to rapidly screen incoming animals for disease to maintain high levels of biosecurity. This device will screen for selected diseases within an hour, instead of days, as is the typical time for collection of samples, sending them to an appropriate lab, and having the results returned. The device is easy to use with a minimum of training and results cannot be compromised by poor analytical or reporting methods. It will greatly reduce our risk of bringing disease onto our sites. The device will be used to monitor for disease status on SIAF farms on a regular basis.”

As outlined in the MOU, SIAF and CibusDX will work together to further develop and certify the CibusDx system for use by SIAF. The parties will further discuss SIAF selling and distributing the CibusDx system within mainland China and SIAF using the communication capabilities of the CibusDx system to provide exclusive professional consultation to customers within mainland China.

Said SIAF CEO Solomon Lee, “The MOU with CibusDX is one among many partnerships we envision with high technology companies to enhance the value and scientific credibility of SIAF and its investee, Tri-way Industries, Ltd. Such partnerships will provide the latest technologies as well as an additional income stream to the company.”

CibusDx has an agreement with the University of Arizona Aquaculture Program to develop assays and take steps to certify the device and assays through appropriate regulatory bodies. SIAF will aid development by providing advice, samples for testing, and validation at SIAF laboratories. Dr. Ostrowski and his research team will lead the efforts at the SIAF laboratories to be established at its aquaculture facilities in Zhongshan, “Aquafarm 4.”

SIAF Joins Public, Private, and Academic Collaboration

Several scientific research institutions and an agriculture enterprise have collaborated to establish a new type of modern research and development institution, “Zhongshan Collaborative Innovation Application Research Institute.”

The R&D institution brings together provincial plant protection experts, vegetable and fruit technology and innovation industrial teams, and the aquaculture industry team. The collaboration will rely on technology and operational experience provided by Sino Agro Food, Inc. and on strong technical support from the other members to accelerate the transformation of agricultural scientific and technological achievements to promote collaborative research and speed the realization of agricultural modernization, industrialization and to scale production.

SIAF expects the exchange of complementary expertise among the parties to be of particular benefit to advance its planned aquaponics and terrestrial plant missions at Tri-way’s Zhongshan facility.

The Zhongshan Daily published an article about the new collaboration, which is translated on SIAF’s website:

http://www.sinoagrofood.com/content/Torch_new_R-D-Institution

About CibusDx Inc.

CibusDx (http://cibusdx.com) is a Salt Lake City based diagnostic company dedicated to developing a state-of-the-art food safety platform. A biotechnology company, CibusDx has developed devices to ensure product safety and quality control for the food industry, analyzing for food borne bacterial and viral contaminants.

About Sino Agro Food, Inc.

SIAF is a specialized investment company focused on protein food. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 343 million in 2016. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai. Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations

Peter Grossman

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